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EXECUTION COPY

CASCADE MICROTECH, INC.

$7,000,000

Senior Unsecured Notes due December 29, 2006

STOCK SALE AND NOTE PURCHASE AGREEMENT

Dated as of December 29, 2003

6.29	Minute Books	13
6.30	Ranking of Obligations	13
7.	REPRESENTATIONS OF THE PURCHASER	13
7.1	Authorizatio	13
7.2	Purchase for Investment	13
7.3	Ownership of Shares	13
7.4	Receipt of Information	13
7.5	Accredited Investor	14
8.	INFORMATION AS TO COMPANY	14
8.1	Financial and Business Information	14
8.2	Officer's Certificate	15
8.3	Inspection	16
9.	PREPAYMENT OF THE NOTES	16
9.1	Required Prepayments	16
9.2	Prepayments on Change in Control	16
9.3	Optional Prepayments	17
9.4	Allocation of Partial Prepayments	18
9.5	Maturity; Surrender, etc	18
9.6	Purchase of Notes	18
10.	AFFIRMATIVE COVENANTS	18
10.1	Compliance with Law	18
10.2	Insurance	18
10.3	Maintenance of Properties	19
10.4	Payment of Taxes and Claims	19
10.5	Corporate Existence, etc	19
10.6	Ranking of Obligations	19
11.	NEGATIVE COVENANTS	19
11.1	Transactions with Affiliates	19
11.2	Merger, Consolidation, etc	20
11.3	Maintenance of Consolidated Debt	20
11.4	Minimum Shareholder Equity	20
11.5	Fixed Charges Coverage Ratio	20
11.6	Restricted Payments	20
11.7	Incurrence of Additional Indebtedness	21
11.8	Asset Sales	21
11.9	Liens	21
12.	EVENTS OF DEFAULT	22
13.	REMEDIES ON DEFAULT, ETC.	24
13.1	Acceleration	24
13.2	Other Remedies	24
13.3	Rescission	24
13.4	No Waivers or Election of Remedies, Expenses, etc.	25
14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES	25
14.1	Registration of Notes	25
14.2	Transfer and Exchange of Notes	25
14.3	Replacement of Notes	26
15.	PAYMENTS ON NOTES	26
15.1	Place of Payment	26
15.2	Home Office Payment	26
16.	EXPENSES, ETC.	27

16.1	Transaction Expenses	27
16.2	Survival	27
17.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT	27
18.	AMENDMENT AND WAIVER	27
18.1	Requirements	27
18.2	Solicitation of Holders of Notes	28
18.3	Binding Effect, etc	28
18.4	Notes held by Company, etc.	28
19.	NOTICES	28
20.	REPRODUCTION OF DOCUMENTS	29
21.	CONFIDENTIAL INFORMATION	29
22.	SUBSTITUTION OF PURCHASER	30
23.	MISCELLANEOUS	30
23.1	Successors and Assigns	30
23.2	Payments Due on Non-Business Days	30
23.3	Severability	30
23.4	Construction	31
23.5	Counterparts	31
23.6	Governing Law	31
SCHEDULE A—INFORMATION RELATING TO PURCHASER
SCHEDULE B—DEFINED TERMS
SCHEDULE 4.9—Changed in Corporate Structure
SCHEDULE 6.3—Disclosure Materials
SCHEDULE 6.4—Subsidiaries of the Company and Ownership of Subsidiary Stock
SCHEDULE 6.8—Certain Litigation
SCHEDULE 6.9—Tax Audits
SCHEDULE 6.11—Patents, etc.
SCHEDULE 6.15—Existing Indebtedness
SCHEDULE 6.19—Contracts and Other Commitments
SCHEDULE 6.20—Related-Party Transactions
SCHEDULE 6.22—Changes
SCHEDULE 6.23—Patents and Trademarks
SCHEDULE 6.24—Employees; Employee Compensation
SCHEDULE 14.2—List of Competitors
EXHIBIT 1—Form of Senior Unsecured Note due December 29, 2006
EXHIBIT 4.4(a)—Form of Opinion of Special Counsel for the Company
EXHIBIT 4.4(b)—Form of Opinion of Special Counsel for the Purchaser
EXHIBIT 6.26—Employee Invention and Confidentiality Agreements

EXHIBIT 10.9

CASCADE MICROTECH, INC.
2430 N.W. 206th Avenue
Beaverton, Oregon 97006

$7,000,000 Senior Unsecured Notes due December 29, 2006

        as of December 29, 2003

TEACHERS INSURANCE AND
ANNUITY ASSOCIATION OF AMERICA:

Ladies and Gentlemen:

        Cascade Microtech, Inc., an Oregon corporation (the "Company"), agrees with you as follows:

1.     AUTHORIZATION OF NOTES.

        The Company will authorize the issue and sale of $7,000,000 aggregate principal amount of Senior Unsecured Notes due December 29, 2006 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to Section 14 of this Agreement). The Notes shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.     SALE AND PURCHASE OF NOTES AND SHARES.

        Subject to the terms and conditions of this Agreement, at the Closing provided for in Section 3, you shall sell, convey, transfer, assign and deliver to the Company, free and clear of all Liens, and the Company shall purchase from you, 1,250,000 shares of Series C Preferred Stock of the Company (the "Shares") for an aggregate purchase price of $10,000,000 (the "Purchase Price"), of which (a) $7,000,000 shall be payable in the form of the Notes issued to you (or your nominee) hereunder and (b) $3,000,000 shall be paid by wire transfer in immediately available funds to your account designated in Schedule A.

3.     CLOSING.

        The sale and purchase of the Notes and Shares contemplated in Section 2 shall occur at the offices of Debevoise & Plimpton, 919 Third Avenue, New York, New York 10022, at 12:00 p.m., New York time, at a closing (the "Closing") on December 29, 2003 or on such other Business Day thereafter on or prior to December 31, 2003 as may be agreed upon by the Company and you. At the Closing, the Company will deliver to you (a) the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as you may request) dated the date of the Closing and registered in your name (or in the name of your nominee) and (b) $3,000,000 in immediately available funds by wire transfer for your account to the account specified in Schedule A, against delivery by you to the Company of the certificate(s) evidencing the Shares to be purchased by the Company pursuant to Section 2, duly endorsed in blank for transfer or accompanied by a stock power duly executed in blank. If at the Closing the Company shall fail to tender such Notes or the cash portion of the Purchase Price to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment. Unless otherwise agreed between you and the Company, if at the Closing you fail to tender such Shares to the Company as provided above in this Section 3, or any of the conditions specified in Section 5 shall not have been fulfilled to the Company's satisfaction, the Company shall, at its election, be relieved of all further obligations under this

Agreement, without thereby waiving any rights the Company may have by reason of such failure or such nonfulfillment.

4.     YOUR CONDITIONS TO CLOSING.

        Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your satisfaction, prior to or at the Closing, of the following conditions:

4.1   Representations and Warranties.

        The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

4.2   Performance; No Default.

        The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the is sue and sale of the Notes no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of this Agreement that would have been prohibited by Sections 11.1, 11.6 or 11.7 hereof had such Sections applied since such date.

4.3   Compliance Certificates.

          (a)   Officer's Certificate.    The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

          (b)   Secretary's Certificate.    The Company shall have delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreement.

4.4   Opinions of Counsel.

        You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Ater Wynne LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (b) from Debevoise & Plimpton, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.

4.5   Purchase Permitted By Applicable Law, etc.

        On the date of the Closing, your purchase of the Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

4.6   No Material Adverse Effect.

        Since September 30, 2003, there has been no change, event, development or circumstance that has had or would be reasonably expected to have a Material Adverse Effect.

4.7   Payment of Special Counsel Fees.

        Without limiting the provisions of Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8   Private Placement Number.

        A Private Placement number issued by Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

4.9   Changes in Corporate Structure.

        Except as specified in Schedule 4.9, the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Section 6.5.

4.10   Proceedings and Documents.

        All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.11   Cash Portion of the Purchase Price.

        The cash portion of the Purchase Price shall have been paid in full.

5.     THE COMPANY'S CONDITIONS TO CLOSING.

        The Company's obligation to issue the Notes to be sold to you at the Closing is subject to the fulfillment to the satisfaction of the Company, prior to or at the Closing, of the following condition:

5.1   Representations and Warranties.

        Your representations and warranties in this Agreement shall be correct when made and at the time of the Closing.

6.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

        The Company hereby represents and warrants to you that, except as set forth on the applicable Schedule attached hereto specifically identifying the relevant subparagraph(s) hereof, which exceptions shall be deemed to be representations and warranties as if made hereunder:

6.1   Organization: Good Standing; Qualification.

        The Company is a corporation duly organized and validly existing under the laws of the State of Oregon, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted, to execute and deliver this Agreement and any other agreement to which the Company is a party the execution and delivery of which is contemplated hereby, to issue and sell the Notes, to fund the cash portion of the Purchase Price and to carry out the provisions of this Agreement. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects or financial condition. The Company has furnished you with complete and correct copies of its Restated Articles of Incorporation and By-Laws and, in each case, all amendments to the date of this Agreement.

6.2   Authorization.

        All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder at the Closing, the authorization, issuance, sale and delivery of the Notes and the authorization for payment of the cash portion of the Purchase Price has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligations of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance by the Company of this Agreement and compliance herewith, the issuance and sale of the Notes and the payment of the cash portion of the Purchase Price will not result in any violation of or be in conflict with, or result in a breach of, or constitute a default under, any term or provision of any state or Federal law, ordinance, rule or regulation to which the Company is subject, or the Company's Restated Articles of Incorporation or By-Laws, as amended and in effect on the date hereof, or any mortgage, indenture, agreement, instrument, judgment, decree, order or other restriction to which the Company is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term.

6.3   Disclosure.

          (a)   The Company has provided you with all the information that you have requested for deciding whether to purchase the Notes. Except as disclosed in Schedule 6.3, neither this Agreement nor any other written statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          (b)   The Company's officers and members of its principal engineering staff, have no knowledge that (i) there exists, or there is pending or planned, any patent, invention, device, application or principle, or any statute, rule, law, regulation, standard or code which the Company believes could reasonably be expected to materially adversely affect the assets, business, properties, prospects or financial condition of the Company; or (ii) there is any other factor (other than fire, flood, accident, act of war or civil commotion, or any other cause or event beyond the control of the Company) which the Company believes could reasonably be expected to materially adversely affect the assets, business, properties, prospects or financial condition of the Company. The Company currently intends to engage in the business of the same general type in which it is currently engaged.

6.4   Organization and Ownership of Shares of Subsidiaries; Affiliates.

          (a)   Schedule 6.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.

          (b)   All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 6.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 6.4).

          (c)   Each Subsidiary identified in Schedule 6.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

          (d)   No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 6.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

6.5   Financial Statements.

        The Company has delivered to you (i) unaudited balance sheets of the Company and its Subsidiaries as of September 30, 2003, and statements of income and changes in financial position for the three and nine-month periods then ended and (ii) audited balance sheets of the Company and its Subsidiaries as of December 31, 2002 and December 31, 2001, and statements of income and changes in financial position for the Company and its Subsidiaries for the twelve months ended December 31, 2002 and December 31, 2001 (all of which are collectively referred to as the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other, except that the unaudited financial statements as of and for the three and nine- month periods ending September 30, 2003, are subject to year end adjustments and do not contain footnotes. The Financial Statements fairly present the financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein. Except as set forth in the Financial Statements, neither the Company nor any Subsidiary has any material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to September 30, 2003 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company or its Subsidiaries. Neither the Company nor any Subsidiary has any outstanding indebtedness for borrowed money except as reflected on the Financial Statements and listed on Schedule 6.15 and there exists no default under the provisions of any instrument evidencing any indebtedness or otherwise or of any agreement relating thereto. Except as disclosed in the Financial Statements, neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. The Company and its Subsidiaries maintain and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

6.6   Compliance With Other Instruments.

        Neither the Company nor its Subsidiaries is in violation or default of any provision of its Restated Articles of Incorporation or By-Laws, each as amended to date, or of any provision of any mortgage, indenture, agreement, instrument or contract to which it is a party or by which it is bound or, to the best of its knowledge, of any federal or state judgment, order, writ, decree, statute, rule or regulation applicable to the Company, except for any such violation or default which could not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or any Subsidiary, the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Company or any Subsidiary, their respective business or operations or any of their respective assets or properties, except for any such violation, conflict, default, event, suspension etc. which could not reasonably be expected to have a Material Adverse Effect.

6.7   Governmental Consents.

        No consent, approval, qualification, order or authorization of, or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery or performance of this Agreement, the offer, sale or issuance of the Notes or the purchase of the Shares by the Company except such post-closing filings as may be required under applicable state securities laws, which will be timely filed by the Company within the applicable periods therefor.

6.8   Litigation; Business of the Company.

        Except as disclosed in Schedule 6.8, there is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened against the Company or any Subsidiary, or any officers or directors of the Company or any Subsidiary, that questions the validity of this Agreement or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse change in the assets, business, properties, prospects or financial condition of the Company or such Subsidiary, or in any material change in the current equity ownership of the Company or such Subsidiary. The foregoing includes, without limitation, any action, suit, proceeding or investigation pending or currently threatened involving the prior employment of any of the Company's or any Subsidiary's employees, their use in connection with the Company's or any Subsidiary's business of any information or techniques allegedly proprietary to any of their former employers, their obligations under any agreements with prior employers, or negotiations by the Company or any Subsidiary with potential backers of, or investors in, the Company or any Subsidiaries or their proposed business. Neither the Company nor any Subsidiary is a party to, or to the best of its knowledge, named in any order, writ, injunction, judgment or decree of any court, government agency or instrumentality. There is no action, suit or proceeding initiated by the Company or any Subsidiary currently pending or that the Company or any Subsidiary currently intends to initiate. Neither the Company nor any Subsidiary has any knowledge of any unasserted claim, the assertion of which is likely and which, if asserted, will seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief which claim individually or collectively with other such unasserted claims if granted would have a material adverse effect on the assets, business, properties, prospects or financial condition of the Company or any Subsidiary.

6.9   Tax Returns, Payments and Elections.

        The Company and its Subsidiaries have duly filed within the time prescribed by law, all tax returns and reports as required by law. These returns and reports are true and correct. The Company and its Subsidiaries have paid all taxes and other assessments shown to be due or claimed to be due in respect of such returns and reports. The Company believes that the provision for taxes of the Company and its Subsidiaries as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. The Company has not elected, pursuant to the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time (the "Code") for it or its Subsidiaries to be treated as S corporations or collapsible corporations pursuant to Section 341(f) or Section 1362(a), respectively, of the Code, and it has not made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a material effect on the business, properties, prospects or financial condition of the Company or any Subsidiary. Neither the Company nor any Subsidiary has ever had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. Except as disclosed in Schedule 6.9, none of the Company's or any Subsidiary's federal income tax returns and none of the Company's or any Subsidiary's state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. Since the date of the Financial Statements, the Company and its Subsidiaries have made adequate provisions on their books of account for all taxes, assessments and governmental charges with respect to their business, properties and operations for such period. The Company and its Subsidiaries have withheld or collected from each payment made to each of their employees, the amount of all taxes, including without limitation, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom and have paid the same to the proper tax receiving officers or authorized depositaries.

6.10   Title to Property and Assets; Leases.

        Except (i) as reflected in the Financial Statements, (ii) for liens for current taxes not yet due or payable, (iii) for liens imposed by law and incurred in the ordinary course of business for obligations not past due to carriers, warehousemen, laborers, materialmen and the like, (iv) for liens in respect of pledges or deposits under workers' compensation laws or similar legislation, or (v) for minor defects in title, none of which, individually or in the aggregate, materially interferes with the use of such property, the Company and its Subsidiaries own their property and assets free and clear of all mortgages, liens, claims and encumbrances. With respect to the property and assets they lease, the Company and its Subsidiaries are in compliance with such leases, enjoy peaceful and undisturbed possession under all such leases and, to the best of their knowledge, hold a valid leasehold interest free of any liens, claims or encumbrances, subject to clauses (i)-(v) above.

6.11   Permits.

        The Company and its Sub sidiaries have all franchises, permits, licenses and any similar authority necessary for the conduct of their business as now being conducted by them, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of the Company and its Subsidiaries and believe they can obtain, without undue burden or expense, any similar authority for the conduct of their business as proposed to be conducted. Neither the Company nor any Subsidiary is in default in any ma terial respect under any of such franchises, permits, licenses or other similar authority.

6.12   Compliance with ERISA.

          (a)   The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

          (b)   Neither the Company nor any ERISA Affiliate maintains, contributes or has any liability with respect to a Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

          (c)   The Company has no liability with respect to retiree medical benefits or other medical benefits provided following termination of employment other than pursuant to section 4980B of the Code or Section 601-608 of ERISA arising in the normal course of business of the Company.

          (d)   The execution and delivery of this Agreement, the issuance and sale of the Notes and the payment of the cash portion of the Purchase Price hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

6.13   Offering.

        Neither the Company nor anyone acting on its behalf in connection with the offering or sale of the Notes to be purchased by you or any similar securities of the Company has directly or indirectly offered the Notes or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, anyone other than you. The offer, issuance and sale of the Notes as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and from any registration or filing requirements of any applicable state securities laws, and neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.

6.14   Margin Regulations.

        Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and neither the Company nor its Subsidiaries has any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the term "margin stock" shall have the meaning assigned to it in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221).

6.15   Existing Indebtedness; Future Liens.

          (a)   The Financial Statements and Schedule 6.15 set forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of September 30, 2003, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (b)   Except as disclosed in the Financial Statements, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 11.9.

6.16   Foreign Assets Control Regulations, etc.

          (a)   Neither the sale of the Notes by the Company nor the execution, delivery and performance of this Agreement violates the Trading with the Enemy Act of the United States of America, as amended, any of the foreign assets control regulations of the Treasury Department of the United States of America (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or execut ive order relating thereto or the Bank Secrecy Act to the extent applicable.

          (b)   Except as disclosed in Schedule 6.16, neither the Company nor any Subsidiary (i) is a Person or entity described by Section 1 of the Anti- Terrorism Order or identified on the OFAC Lists and (ii) to the Company's actual knowledge, is engaged in any material transactions with any such Persons or entities.

6.17   Status under Certain Statutes.

        Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

6.18   Environmental and Safety Laws.

        The Company and its Subsidiaries have obtained all material permits, licenses and other authorizations which are required under applicable federal, state, county, local and foreign laws relating to public health and safety, worker health and safety, pollution or protection of the environment, including without limitation, those related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes. The Company and its Subsidiaries have complied and are in compliance with all terms and conditions of any and all required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable federal, state, county, local or foreign law or any regulation, code, plan, order, decree or judgment relating to public health and safety, worker health and safety and pollution or protection of the environment, or any notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply would not have a material adverse effect on the Company or such Subsidiaries. No facts, events or conditions relating to the Company's or any Subsidiary's past or present operations, facilities or properties interfere in any material respect with or prevent continued compliance with, or give rise to any material present or potential legal, common law or statutory liability under, any applicable law or regulation related to the ma nufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or related to the emission, discharge or release or threatened release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

6.19   Contracts and Other Commitments.

        Except as disclosed in Schedule 6.19, neither the Company nor any Subsidiary has any contract, agreement, lease, commitment or proposed transaction, written or oral, absolute or contingent, other than (i) contracts for the purchase of supplies and services that were entered into in the ordinary course of business and that do not involve more than $500,000, and do not extend for more than one year beyond the date hereof, (ii) sales contracts entered into in the ordinary course of business, and

(iii) contracts terminable at will by the Company or such Subsidiaries on no more than 30 days' notice without cost or liability to the Company or such Subsidiaries and that do not involve any employment or consulting arrangement and are not material to the conduct of the Company's or such Subsidiaries business. For the purpose of this Section 6.19, employment and consulting contracts and contracts with labor unions and license and other agreements relating to the acquisition or disposition of the Company's or such Subsidiary's technology shall not be considered to be contracts entered into in the ordinary course of business.

6.20   Related-Party Transactions.

        Except as disclosed in Schedule 6.20, no employee, officer or director of the Company or any Subsidiary or member of his or her immediate family is indebted to the Company or any Subsidiary, and neither the Company nor any Subsidiary is indebted (or committed to make loans or extend or guarantee credit) to any of them. To the best of the Company's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary, except that employees, officers or directors of the Company or any Subsidiary and members of their immediate families may own stock in publicly traded companies that may compete with the Company or any Subsidiary. No officer or director or any member of any of their immediate families is, directly or indirectly, interested in any material contract with the Company or any Subsidiary.

6.21   Returns and Complaints.

        Neither the Company nor any Subsidiary has received any customer complaints concerning alleged defects in its products (or the design thereof) that, if true, would have a material adverse effect on the operations or financial condition of the Company or such Subsidiary.

6.22   Changes.

        Except as disclosed in Schedule 6.22, since September 30, 2003, there has not been:

          (a)   any change in the business, assets, liabilities, financial condition or operating results of the Company or any Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

          (b)   any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, assets, properties, prospects or financial condition of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

          (c)   any waiver or compromise by the Company or any Subsidiary of a valuable right or of a material debt owed to it;

          (d)   any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the business, assets, properties, prospects or financial condition of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

          (e)   any material change to a material contract or arrangement by which the Company or any Subsidiary or any of its assets is bound or subject;

          (f)    any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

          (g)   any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

          (h)   (i) any resignation or termination of employment of any key officer of the Company; or (ii) any impending resignation or termination of employment of any such officer;

          (i)    receipt of notice that there has been a loss of, or cancellation of a material order by, any major customer of the Company or any Subsidiary;

          (j)    any mortgage, pledge, transfer of a security interest in or lien created by the Company or any Subsidiary with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

          (k)   any loans or guarantees made by the Company or any Subsidiary to or for the benefit of its employees, officers, or directors or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

          (l)    any declaration, setting aside or payment or other distribution in respect of any of the Company's or any Subsidiary's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

          (m)  any other event or condition of any character that might materially and adversely affect the business, assets, properties, prospects or financial condition of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted); or

          (n)   any agreement or commitment by the Company or any Subsidiary to do any of the things described in this Section 6.22.

6.23   Patents and Trademarks.

        To the best of its knowledge, the Company owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary intellectual property, software and maskwork rights and processes necessary for its business as now conducted and as proposed to be conducted without any conflict with, or infringement of, the rights of others. Schedule 6.23 contains a complete list of patents, pending patent applications and registered trademarks of the Company. Except for agreements with its own employees or consultants, substantially in the form referred to in Section 6.26 below, there are no outstanding options, licenses, grants of interest or agreements of any kind relating to the foregoing, and the Company is not bound by or a party to any options, licenses, grants of interest or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary intellectual property, software and maskwork rights and processes of any other person or entity. The Company has not received any communications alleging or otherwise suggesting that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business as proposed to be conducted. To the best of the Company's knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company nor the conduct of the Company's business as proposed will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary to use any inventions or other items of intellectual property, including without limitation software and maskworks, of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company.

6.24   Manufacturing and Marketing Rights.

        Except as disclosed in Schedule 6.24, neither the Company nor any Subsidiary has granted rights to manufacture, produce, assemble, license, market or sell its products to any other person and is not bound by any agreement that affects the Company's or any Subsidiary's exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

6.25   Employees; Employee Compensation.

        To the best of the Company's knowledge, there is no strike, labor dispute or union organization activities pending or threatened between it and its employees or between any Subsidiary and its employees. None of the Company or any of its Subsidiaries belongs to any union or collective bargaining unit. To the best of their knowledge, the Company and its Subsidiaries have complied in all material respects with all applicable federal and state equal opportunity and other laws related to employment. To the best of the Company's knowledge, no employee of the Company or any Subsidiary is or will be in violation of any judgment, decree or order or any term of any employment contract, patent disclosure agreement or other contract or agreement relating to the relationship of any such employee with the Company or such Subsidiary or any other party because of the nature of the business conducted or proposed to be conducted by the Company or suc h Subsidiary or to the use by the employee of such employee's best efforts with respect to such business. Except as disclosed in Schedule 6.25, neither the Company nor any Subsidiary is a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. Except as disclosed in Schedule 6.25, the Company is not aware that any officer or key employee, or any group of key employees, intends to terminate its or their employment with the Company or any Subsidiary and neither the Company nor any Subsidiary has a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company and its Subsidiaries is terminable at the will of the Company and its Subsidiaries.

6.26   Proprietary Information and Inventions Agreements.

        Each employee and officer of the Company and its Subsidiaries has executed an Employee Invention and Confidentiality Agreement in the form attached hereto as Exhibit 6.26 and each consultant to the Company has executed a nondisclosure agreement in substantially similar form.

6.27   Insurance.

        The Company and its Subsidiaries have in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow them to replace any of their properties that might be damaged or destroyed. The Company has in full force and effect term life insurance, payable to the Company, on the life of Eric W. Strid in the amount of $1,000,000 and on the life of K. Reed Gleason in the amount of $900,000. The Company and its Subsidiaries have in full force and effect products liability and business interruption insurance in amounts customary for companies similarly situated.

6.28   Section 83(b) Elections.

        To the best of the Company's knowledge, all individuals who have purchased shares of the Company's Common Stock pursuant to terms which render such persons subject to the making of an election under Section 83(b) of the Code have timely filed such elections and any analogous elections under applicable state tax laws.

6.29   Minute Books.

        The minute books of the Company and its Subsidiaries contain minutes of all meetings of the Board of Directors, any committee thereof and shareholders and all actions by written consent without a meeting by the Board of Directors, any committee thereof and shareholders since the date of incorporation and reflect accurately all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

6.30   Ranking of Obligations.

        The liabilities of the Company under the Notes and this Agreement rank at least equally in right and priority of payment with all of the Company's present unsecured unsubordinated debt (actual or contingent) except debt preferred solely by operation of laws of general application relating to creditor's rights.

7.     REPRESENTATIONS OF THE PURCHASER.

7.1   Authorization

        You represent that you have full power and authority to enter into this Agreement, and this Agreement constitutes your valid and legally binding obligation.

7.2   Purchase for Investment.

        You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

7.3   Ownership of Shares.

        You represent that (a) you own, beneficially and of record, the Shares free and clear of any Liens and (b) you have made no agreement or commitment with any third-party to sell the Shares.

7.4   Receipt of Information.

        You represent that the Company has provided you with all the information that you have requested for deciding whether to purchase the Notes and sell the Shares and that you have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offer of the Notes, the sale of the Shares, and the business, properties, prospects and financial condition of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to you or to which you had access. To the extent you have not sought information regarding any particular matter, you confirm that you are proceeding with the transactions contemplated hereby notwithstanding the absence of such information. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or your right to rely thereon.

7.5   Accredited Investor.

        You represent that you are an "Accredited Investor" within the meaning of the Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

8.     INFORMATION AS TO COMPANY.

8.1   Financial and Business Information.

        The Company shall deliver to each holder of Notes that is an Institutional Investor:

          (a)   Quarterly Statements—within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

              (i)  a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

             (ii)  consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

          (b)   Annual Statements—within 90 days after the end of each fiscal year of the Company, duplicate copies of,

              (i)  a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

             (ii)  consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied

      (A)
      by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

      (B)
      a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit).

          (c)   Notice of Default or Event of Default—promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 12(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (d)   ERISA Matters—promptly, and in any event within five days after a Responsible Officer becoming aware of any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

          (e)   Notices from Governmental Authority—promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

          (f)    Requested Information—with reasonable promptness, such other data and information relating to the bus iness, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

8.2   Officer's Certificate.

        Each set of financial statements delivered to a holder of Notes pursuant to Section 8.1(a) or Section 8.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

          (a)   Covenant Compliance—the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 11.3 through Section 11.8 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence);

          (b)   Event of Default—a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

          (c)   Variation from Budget—a statement that the figures contained in such financial statements do not vary significantly from the figures budgeted by the Company for such period or, if they do, an explanation for such variance.

8.3   Inspection.

        The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a)   No Default—if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company or any Subsidiary, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's and its Subsidiaries' officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and its Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b)   Default—if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

9.     PREPAYMENT OF THE NOTES.

9.1   Required Prepayments.

        On March 31, June 30, September 30 and December 31 of each year (each, a "Principal Payment Date") prior to the final maturity of the Notes beginning with the Principal Payment Date on March 31, 2004, the Company will repay (i) in the case of Principal Payment Dates occurring on or before December 31, 2004, $500,000 principal amount and (ii) in the case of all other Principal Payment Dates, $625,000 principal amount (in each case, or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of any premium. No partial prepayment pursuant to Sections 9.2 or 9.3 shall reduce the amount of the princip al required to be prepaid on any Principal Payment Date pursuant to this Section 9.1.

9.2   Prepayments on Change in Control.

          (a)   Notice of Optional Prepayment on Change in Control.    Upon the occurrence of a Change in Control of the Company, the Company will, within 3 Business Days after any Responsible Officer has knowledge of the occurrence of such Change in Control, give written notice of such Change in Control to each holder of Notes unless notice in respect of such Change in Control shall have been given pursuant to subparagraph (b) of this Section 9.2. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 9.2 and shall be accompanied by the certificate described in subparagraph (g) of this Section 9.2.

          (b)   Condition to Company Action.    The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least 30 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in subparagraph (c) of this Section 9.2, accompanied by the certificate described in subparagraph (g) of this Section 9.2, and (ii) contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 9.2.

          (c)   Offer to Prepay Notes.    The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 9.2 shall be an offer to prepay, in accordance with and subject to this Section 9.2, all, but not less than all, of the Notes held by each holder (in this case only, "holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the "Proposed Prepayment Date"). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section 9.2, such date shall be not less than 10 days and not more than 30 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 10th day after the date of such offer).

          (d)   Acceptance.    A holder of Notes may accept the offer to prepay made pursuant to this Section 9.2 by causing a notice of such acceptance to be delivered to the Company at least 5 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 9.2 shall be deemed to constitute an acceptance of such offer by such holder.

          (e)   Prepayment.    Upon the occurrence of a Change in Control and the acceptance of an offer to prepay the Notes to be prepaid pursuant to this Section 9.2 prepayment shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 9.2.

          (f)    Deferral Pending Change in Control.    The obligation of the Company to prepay Notes upon the occurrence of a Change in Control is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Proposed Prepayme nt Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 9.2 in respect of such Change in Control shall be deemed rescinded).

          (g)   Officer's Certificate.    Each offer to prepay the Notes pursuant to this Section 9.2 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 9.2; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 9.2 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.

9.3   Optional Prepayments.

        The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part, of the Notes, in an amount not less than $1,000,000 of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid. The Company will give each holder of Notes written notice of each optional prepayment under this Section 9.3 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 9.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

9.4   Allocation of Partial Prepayments.

        In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

9.5   Maturity; Surrender, etc.

        In the case of each prepayment of Notes pursuant to this Section 9, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

9.6   Purchase of Notes.

        The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

10.   AFFIRMATIVE COVENANTS.

        The Company covenants that so long as any of the Notes are outstanding:

10.1   Compliance with Law.

        The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.2   Insurance.

        The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co- insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

10.3   Maintenance of Properties.

        The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

10.4   Payment of Taxes and Claims.

        The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims fo r which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

10.5   Corporate Existence, etc.

        The Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 11.2 and 11.8, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or another Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

10.6   Ranking of Obligations.

        The Company will cause the liabilities of the Company under the Notes and this Agreement, at all times, to rank at least equally in right and priority of payment with all of the Company's unsecured unsubordinated debt (actual or contingent) except debt preferred solely by the operation of laws of general application relating to creditor's rights.

11.   NEGATIVE COVENANTS.

        The Company covenants that so long as any of the Notes are outstanding:

11.1   Transactions with Affiliates.

        The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

11.2   Merger, Consolidation, etc.

          (a)   The Company shall not consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:

            (i)  the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be, shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if the Company is not such corporation, (A) such corporation shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes and (B) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreeme nts or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;

           (ii)  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (iii)  immediately after such consolidation, merger or transfer, such successor or transferee would be able to incur at least $1.00 of additional Consolidated Debt under Section 11.3 (assuming for purposes of such calculation that the date of such consolidation, merger or transfer is a date on which a calculation pursuant to Section 11.3 was to be made).

        No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 11.2 from its liability under this Agreement or the Notes.

          (b)   the Company shall not permit any Subsidiary to consolidate or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to, any Person other than the Company or to a Wholly-Owned Subsidiary of the Company.

11.3   Maintenance of Consolidated Debt.

        The Company will not, at the end of any fiscal quarter, permit Consolidated Debt to exceed 35% of Consolidated Total Capitalization.

11.4   Minimum Shareholder Equity.

        The Company will not, at the end of any fiscal quarter, permit Total Shareholders Equity to be less than $17,000,000.

11.5   Fixed Charges Coverage Ratio.

        The Company will not, at any time, permit the Fixed Charges Coverage Ratio to be less than 1 to 1.

11.6   Restricted Payments.

        The Company will not, and will not permit any Subsidiary to, at any time, declare or make, or incur any liability to declare or make, any Restricted Payment, provided that the Company may purchase or redeem shares of, or options with respect to, its Common Stock or its Preferred Stock in an amount not to exceed $900,000 so long as no such purchase or redemptions involve the stock or options owned, beneficially or of record, by any current officer or director of the Company.

11.7   Incurrence of Additional Indebtedness.

        The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to, any Indebtedness except:

          (a)   Indebtedness outstanding on the date hereof; and

          (b)   Indebtedness under a bank facility which has a maximum availability of $5,000,000.

11.8   Asset Sales.

        The Company will not, and will not permit any of its Subsidiaries to, sell, convey, transfer or lease (as lessor) (each, a "Transfer") any of its property (other than from a Subsidiary to the Company or to a Wholly-Owned Subsidiary) unless the book value of all property that was the subject of any sale occurring in the period from the date hereof to the date of such Transfer would not exceed 10% of the book value of the total assets of the Company and its consolidated Subsidiaries as of the date of such Transfer, provided, that a Transfer shall not be included for purposes of calculating the percentage mentioned in this Section 11.8 if:

            (i)  such Transfer is for an amount not less than the fair market value of the assets being sold;

           (ii)  after giving effect to such Transfer, no Default or Event of Default shall have occurred and be continuing; and

          (iii)  within 180 days after the date of such Transfer, the net proceeds thereof are used to (x) acquire or construct other assets of at least equivalent value (but only so long as no Lien of the type specified in Section 11.9 shall have attached to such property) or (y) prepay amounts then outstanding on the Notes pursuant to Section 9.3; and

          (iv)  such Transfer is in the ordinary course of business of the Company or such Subsidiary.

11.9   Liens.

        The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom (whether or not provision is made for the equal and ratable securing of the Notes in accordance with the last paragraph of this Section 11.9, or assign or otherwise convey any right to receive income or profits, except:

          (a)   Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not, at the time, required by Section 10.4;

          (b)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not, at the time, required by Section 10.4;

          (c)   Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds (not in excess of $50,000, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

          (d)   any attachment or judgment Lien, unless the judgment it secures (i) shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay or (ii) exceeds $50,000; and

          (e)   leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property.

        For the purposes of this Section 11.9, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Debt secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.

        If, notwithstanding the prohibition contained herein, the Company shall, or shall permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien, other than those Liens permitted by the provisions of paragraphs (a) through (f) of this Section 11.9, it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Required Holders and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. Such violation of this Section 11.9 will constitute an Event of Default, whether or not provision is made for an equal and ratable Lien pursuant to this Section 11.9.

12.   EVENTS OF DEFAULT.

        An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a)   the Company defaults in the payment of any principal on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b)   the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

          (c)   the Company defaults in the performance of or compliance with any term contained in Sections 11.1 though 11.9; or

          (d)   the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 12) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 12); or

          (e)   any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

          (f)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $100,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $100,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $100,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

          (g)   the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h)   a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding- up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

          (i)    a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

          (j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $100,000, (iii) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (iv) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (v) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (v) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

        As used in Section 12(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

13.   REMEDIES ON DEFAULT, ETC.

13.1   Acceleration.

          (a)   If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 12 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

          (b)   If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

          (c)   If any Event of Default described in paragraph (a) or (b) of Section 12 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

        Upon any Notes becoming due and payable under this Section 13.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the Company agrees, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for).

13.2   Other Remedies.

        If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 13.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

13.3   Rescission.

        At any time aft er any Notes have been declared due and payable pursuant to clause (b) or (c) of Section 13.1, the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 13.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

13.4   No Waivers or Election of Remedies, Expenses, etc.

        No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter ava ilable at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 13, including, without limitation, reasonable attorneys' fees, expenses and disbursements.

14.   REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

14.1   Registration of Notes.

        The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

14.2   Transfer and Exchange of Notes.

        Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000.

        Each holder of a Note by its acceptance thereof agrees that it will not transfer any Note to a competitor of the Company identified in Schedule 14.2, which Schedule may be reasonably updated from time to time in writing by the Company to the holders of Notes.

14.3   Replacement of Notes.

        Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a)   in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b)   in the case of mutilation, upon surrender and cancellation thereof,

        the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

15.   PAYMENTS ON NOTES.

15.1   Place of Payment.

        Subject to Section 15.2, payments of principal and interest becoming due and payable on the Notes shall be made in New York at the principal office of Teachers Insurance and Annuity Association of America in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

15.2   Home Office Payment.

        So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 15.2.

16.   EXPENSES, ETC.

16.1   Transaction Expenses.

        Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you or a holder of a Note in connection with such transactions (including, without limitation, the initial and any ongoing fees payable by you to the National Association of Insurance Commissioners or any similar organization relating specifically to the transactions contemplated hereby) and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

16.2   Survival.

        The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

17.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

        All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

18.   AMENDMENT AND WAIVER.

18.1   Requirements.

        This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 6, 7 or 22 hereof, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 13 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 9, 12(a), 12(b), 13, 18 or 21.

18.2   Solicitation of Holders of Notes.

          (a)   Solicitation.    The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 18 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

          (b)   Payment.    The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

18.3   Binding Effect, etc.

        Any amendment or waiver consented to as provided in this Section 18 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

18.4   Notes held by Company, etc.

        Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

19.   NOTICES.

        All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

            (i)  if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

           (ii)  if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

          (iii)  if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Company's Chief Executive Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

        Notices under this Section 19 will be deemed given only when actually received.

20.   REPRODUCTION OF DOCUMENTS.

        This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

21.   CONFIDENTIAL INFORMATION.

        For the purposes of this Section 21, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 8.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 21, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 21), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 21.

        For the avoidance of doubt, this Section 21 pertains solely to the Confidential Information delivered in connection with this Agreement for the purpose of consummating the transactions contemplated hereby and Confidential Information delivered pursuant to this Agreement after the date hereof and does not, in any manner, terminate, amend, supersede or otherwise affect or relate to the rights, obligations or subject- matter set forth in that certain Nondisclosure and Restricted Use Agreement, dated as of December 16, 1999, between you and the Company relating to information delivered to you prior to the date hereof and not related to the transactions contemplated hereby.

22.   SUBSTITUTION OF PURCHASER.

        You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 7. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 22), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

23.   MISCELLANEOUS.

23.1   Successors and Assigns.

        All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

23.2   Payments Due on Non-Business Days.

        Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

23.3   Severability.

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall

(to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

23.4   Construction.

        Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

23.5   Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

23.6   Governing Law.

        This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of- law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

*  *  *  *  *

        If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,
CASCADE MICROTECH, INC.
	By:	/s/ ERIC W. STRID
	Name:	Eric W. Strid
	Title:	CEO
The foregoing is hereby agreed to as of the date thereof.
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
By:	/s/ SANDRA K. LABAUGH
	Name:	Sandra K. Labaugh
	Title:	Associate Director

[Stock Sale and Note Purchase Agreement: Signature Page]

SCHEDULE A

INFORMATION RELATING TO PURCHASER

Name and Address of Purchaser
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA 730 Third Avenue New York, New York 10017-3206
(1)
All payments on or in respect to the Notes and pursuant to the Agreement shall be made in immediately available funds at the opening of business on the due date by electronic funds transfer through the Automated Clearing House System to:

      Chase Manhattan Bank
      ABA No. 021-000-021
      Account of: Teache rs Insurance and Annuity Association of America
      Account No.: 900-9-000200
      For further Credit to the TIAA Account Number: G07040
      Reference: PPN#/Issuer/Mat. Date/Coupon Rate/P&P Breakdown

  with sufficient information to identify the source and application of such funds.

(2)
Notices

  Contemporaneous with the above electronic funds transfer, advice setting forth (1) the full name, private placement number and interest rate of the Note, (2) allocation of payment between principal, interest, premium and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered, mailed or faxed to:

      Teachers Insurance and Annuity Association of America
      730 Third Avenue
      New York, New York 10017-3206
      Attention: Securities Accounting Division
      Telephone: (212) 916-6004
      Fax: (212) 916-6955

(3)
All other communications shall be delivered or mailed to:

      Teachers Insurance and Annuity Association of America
      730 Third Avenue
      New York, New York 10017-3206
      Attention: Securities Division
      Telephone: (212) 916-6669 (Sandra Labaugh)
      (212) 916-4000 (General Number)
      Fax: (212) 916-6581 (Team Fax Number)

  Tax ID# 13-1624203

  Deliver Securities to:

      Susan J. Goodman, Esq.
      Teachers Insurance and Annuity Association of America
      730 Third Avenue, 9th Floor
      New York, New York 10017-3206
      Telephone: (212) 916- 6984
      Fax: (212) 916-6980

SCHEDULE B

DEFINED TERMS

        As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

        "Agreement" is defined in Section 18.3.

        "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

        "Anti-Terrorism Order" means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 47,079 (2001).

        "Bank Secrecy Act" means the Bank Secrecy Act (31 U.S.C. § 5311 et seq.), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 and as further amended from time to time, and the regulations promulgated thereunder.

        "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

        "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

        "Capital Lease Obligations" mean, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.

        "Change in Control" means the occurrence of any of the following:

          (a)   the consolidation or merger of the Company into or with any other entity or entities which results in the exchange of outstanding shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by that entity or its affiliate (except a consolidation or merger into a subsidiary of the Company, or a merger in which the Company is the surviving Company and the holders of the Company's voting stock outstanding immediately prior to the transaction constitute a majority of the holders of voting stock outstanding immediately following the transaction), or

          (b)   the sale or transfer by the Company's shareholders of more than 50% in voting power of the Company's capital stock.

        "Closing" is defined in Section 3.

        "Code" is defined in Section 6.9.

        "Common Stock" means common stock of the Company, par value $.01 per share.

        "Company" means Cascade Microtech, Inc., an Oregon corporation.

        "Confidential Information" is defined in Section 21.

        "Consolidated Debt" means, as of any date of determination, the total of all Indebtedness of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparing consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, (a) consolidated operating income (loss) from operations as reflected in the Financial Statements of the Company and its Subsidiaries delivered in accordance with Section 8.1 for such period plus (b) the sum of each of the following expenses to the extent that such expenses have been deducted in the determination of such consolidated operating income (loss): (i) all depreciation expense of the Company and its Subsidiaries for such period and (ii) all amortization expense of the Company and its Subsidiaries for such period, in each case determined on a consolidated basis and in accordance with GAAP for such period.

        "Consolidated Total Capitalization" means, at any time, the sum of Total Shareholders Equity and Consolidated Debt.

        "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

        "Default Rate" means that rate of interest that is 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes.

        "Distribution" means, in respect of any corporation, association or other business entity:

          (a)   dividends or other distributions or payments on capital stock or other equity interest of such corporation, association or other business entity (except distributions in such stock or other equity interest); and

          (b)   the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

        "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

        "Event of Default" is defined in Section 12.

        "Financial Statements" is defined in Section 6.5.

        "Fixed Charges Coverage Ratio" means, at any time, the ratio of (a) the sum of Consolidated EBITDA and Lease Rentals for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time and (b) the sum of Lease Rentals and Net Interest Expense for such period.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

        "Governmental Authority" means

          (a)   the government of

    (i)
    the United States of America or any State or other political subdivision thereof, or

    (ii)
    any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

          (b)   any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

        "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a)   to purchase such indebtedness or obligation or any property constituting security therefor;

          (b)   to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c)   to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

          (d)   otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

        "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.

        "Indebtedness" with respect to any Person means, at any time, without duplication,

          (a)   its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

          (b)   its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c)   all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

          (d)   all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

          (e)   all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (but excluding trade letters of credit or similar instruments to the extent not incurred in connection with obligations for borrowed money);

          (f)    Swaps of such Person; and

          (g)   any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

        "Interest Charges" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparing consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations), together with all interest capitalized or deferred during such period, and (b) all debt discount and expense amortized or required to be amortized for such period.

        "Interest Income" means, with respect to any period, all interest in respect of all investments of the Company and its Subsidiaries (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparing consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP).

        "Institutional Investor" means (a) any original purchaser of a Note, and (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

        "Lease Rentals" means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any Subsidiary as lessee under all leases of real or personal property (other than Capital Leases), excluding any amount required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

        "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

        "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

        "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

        "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

        "Net Interest Expense" means, for any period, Interest Charges of the Company and its consolidated Subsidiaries less any Interest Income of the Company and its consolidated Subsidiaries for such period.

        "Notes" is defined in Section 1.

        "OFAC Lists" means (i) the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of the Treasury's Office of Foreign Assets Control and (ii) the list of individuals and entities designated pursuant to the Foreign Narcotics Kingpin Designation Act (21 U.S.C. § 1901-1908, 8 U.S.C. § 1182) and Executive Order 12978 (October 21, 1995).

        "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

        "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

        "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

        "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

        "Principal Payment Date" is defined in Section 9.1.

        "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

        "Proposed Prepayment Date" is defined in Section 9.2(c).

        "Purchase Price" is defined in Section 2.

        "Required Holders" means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

        "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

        "Restricted Payment" means

          (a)   any Distribution in respect of the Company or any Subsidiary of the Company (other than on account of capital stock or other equity interests of a Subsidiary of the Company owned legally and beneficially by the Company or a Wholly-Owned Subsidiary of the Company), including, without limitation, any Distribution resulting in the acquisition by the Company of securities which would constitute treasury stock, and

          (b)   any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of, or in respect of, the principal of any subordinated debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such subordinated debt was originally incurred).

        For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the fair market value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

        "Securities Act" means the Securities Act of 1933, as amended from time to time.

        "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

        "Shares" is defined in Section 2.

        "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

        "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

        "Total Shareholders Equity" means, at any time,

          (a)   the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus

          (b)   the total liabilities of the Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.

        "Transfer" is defined in Section 11.8.

        "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

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TABLE OF CONTENTS
CASCADE MICROTECH, INC. 2430 N.W. 206th Avenue Beaverton, Oregon 97006 $7,000,000 Senior Unsecured Notes due December 29, 2006
INFORMATION RELATING TO PURCHASER
DEFINED TERMS